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                           UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549
                  ----------------------------------

                              FORM 8-K
                           Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                      Date of Report: January 31, 2005
             Date of Earliest Event Reported: January 30, 2005


                     The Pep Boys - Manny, Moe & Jack
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         (Exact name of registrant as specified in charter)

            Pennsylvania               1-3381               23-0962915
   -------------------------------   -----------   ---------------------------
   (State or other jurisdiction of   (Commission   (I.R.S. Employer ID number)
    incorporation or organization)    File No.)


      3111 W. Allegheny Ave. Philadelphia, PA           19132
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      (Address of principal executive offices)        (Zip code)

                                 215-430-9000
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            (Registrant's telephone number, including area code)

                                 Not Applicable
                                 --------------
          (Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

       ( ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ( ) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02  Results of Operations and Financial Condition

On January 31, 2005, The Pep Boys - Manny, Moe & Jack (the "Company") issued a press release regarding the matters discussed under Item 4.02 (a) below, which include adjustments to previously issued financial statements. The press release is attached as Exhibit 99.1 hereto. The information under this
Item 2.02 in this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.


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Item 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related
            Audit Report or Completed Interim Review.

(a) Following a review of its lease-related accounting policies, the Company has determined to correct its computation of depreciation, straight-line rent expense and the related deferred rent liability. As a result, on January 30, 2005, the Company's Board of Directors, including its Audit Committee, concluded to restate the Company's financial statements for the three year period ended January 31, 2004 and for the first three quarters of fiscal 2004.

Historically, when accounting for leases with renewal options, the Company has depreciated its buildings, leasehold improvements and other long-lived assets on those properties over a period that included both the initial lease term and all option periods (or the useful life of the assets, if shorter). The Company recorded the rent expense on a straight-line basis over the initial lease term, commencing when actual rent payments began. The Company, in consultation with its independent registered public accounting firm, Deloitte & Touche LLP, has now determined to use a consistent lease period (generally, the initial lease term) when calculating depreciation of long-lived assets on leased properties and straight-line rent expense. Straight-line rent expense will commence on the date when the Company becomes legally obligated for the rent payments.

These non-cash adjustments, which are similar to those recently announced by several restaurant and retail companies, will not have any impact on the Company's previously reported cash flows, sales, comparable sales or compliance with any financial covenant under its revolving credit facility or other debt instruments.

The primary effect of the corrections will be to accelerate the depreciation of long-lived assets on leased properties where the initial lease term is shorter than the estimated useful economic life of those assets. The Company estimates that the cumulative effect of the restatement through the nine months ended October 30, 2004 will be to reduce retained earnings by approximately
$52 million, or shareholders' equity per common share by $0.80, reflecting increased accumulated depreciation and deferred lease liability and decreased deferred taxes. Further, the Company estimates that annual non-cash after-tax expense will increase by approximately $0.05 per fully diluted share going forward. Future cash flows will not be affected.

These estimates are subject to change as the Company completes its preparation of the restated financial statements. The Company will amend the appropriate filings with the Securities and Exchange Commission to include the restated
financial statements.   As a result of the restatement, the financial
statements contained in the Company's prior filings with the SEC should no longer be relied upon.

The Company's Audit Committee discussed the matters disclosed in this Current Report on Form 8-K pursuant to this Item 4.02 (a) with the Company's independent registered public accounting firm.


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Item 9.01  Financial Statements and Exhibits

(c)     Exhibits

The following Exhibits are filed with this Report:

99.1    Press Release Dated January 31, 2005



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           THE PEP BOYS - MANNY, MOE & JACK


                           By: /s/ Harry F. Yanowitz
                               --------------------------------------
                               Harry F. Yanowitz
                               Chief Financial Officer


Date:  January 31, 2005

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